UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                             PrimeSource Corporation

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             (Exact name of registrant as specified in its charter)

Pennsylvania                                                          23-1430030
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

4350 Haddonfield Road, Suite 222, Pennsauken, New Jersey                   08109
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(Address of principal executive offices)                              (Zip Code)

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered

Common Stock Purchase Rights                              NASDAQ National Market

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If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

Securities Act registration statement file number to which this form relates:
 none     (if applicable)
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Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock Purchase Rights
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                                (Title of class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Common Stock Purchase Right Dividend

         On February 2, 2001, the Board of Directors of PrimeSource Corporation (the "Company"), declared a dividend distribution of one common stock purchase right (a "Right") for each outstanding share of the Company's common stock (the "Common Shares") to stockholders of record at the close of business on February 2, 2001. Each Right entitles the registered holder, upon the occurrence of certain events, to purchase from the Company that number of Common Shares having a then market value equal to two times the exercise price of the Rights ($20.00 per Right, subject to adjustment (the "Exercise Price")), upon payment of the Exercise Price. The description and terms of the Rights are set forth in a Rights Agreement dated as of February 1, 2001 (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, as Rights Agent.

         This Summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. A copy of the Rights Agreement may be obtained from the Company without charge.

Certificates; Separation of Rights from Common Stock

         Initially, the Rights will be attached to all Common Shares then outstanding, and no separate Right certificates will be distributed. The Rights will separate from the Common Shares and trade separately after the Distribution Date. The "Distribution Date" is the earlier of (i) 10 days following the date of the first public announcement that a person or group of affiliated or associated persons, has acquired or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares (an "Acquiring Person") or (ii) 10 business days (or such later day as may be determined by action of the Board of Directors before the time any person or group becomes an Acquiring Person) following the commencement of a tender offer or exchange offer if, upon consummation thereof, any person or group would be an Acquiring Person. The date of announcement of the existence of an Acquiring Person referred to in clause (i) above is referred to as the "Share Acquisition Date."

         Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), (i) the Rights will be evidenced only by the Rights Agreement and the Common Share certificates, and will be automatically transferred with, and only with, the Common Shares, (ii) new Common Share certificates issued after February 2, 2001, upon transfer or new issuance of Common Shares, will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any Common Share certificate, even without such notation or a copy of this Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such stock certificate.

         As promptly as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date, and thereafter, such separate Right Certificates alone will evidence the Rights. The Rights are not exercisable until the Distribution Date and will expire at the close of business on February 1, 2011, unless earlier redeemed or exchanged by the Company as described below.

Flip In Trigger

         In the event that any person or group of associated or affiliated persons becomes an Acquiring Person, then after the Distribution Date, except as provided in the next paragraph, each Right shall entitle the holder thereof to receive, upon exercise and payment, Common Shares (or Common Stock Equivalents (as such term is defined in the Rights Agreement)) having a then market value equal to two (2) times the Exercise Price of the Rights.

Certain Rights to Become Void

         Upon the occurrence of the event described in the preceding paragraph, any Rights beneficially owned by (i) an Acquiring Person or an Associate or Affiliate (as such terms are defined in the Rights Agreement) of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or
(iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer from the Acquiring Person (or any such Associate or Affiliate) to holders of equity interests in such Acquiring Person or to any person with whom the Acquiring Person (or any such Associate or Affiliate) has any agreement or other understanding regarding the transferred Rights or (B) a transfer which the Board of Directors of the Company in its discretion has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of the Rights Agreement, shall become null and void without any further action, and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of the Rights Agreement or otherwise.

Flip Over Trigger

         In the event that, following the earlier of the Distribution Date or Share Acquisition Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation,
(ii) the Company engages in a merger or other business combination transaction with another person in which the Company is the surviving corporation, but in which its Common Shares are changed or exchanged, or (iii) more than 50% of the Company's assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each Right (except Rights which previously have been voided as described above in the preceding paragraph) shall entitle the holder thereof to receive, upon exercise and payment, common stock of the acquiring company having a then market value equal to two (2) times the Exercise Price of the Rights.

Optional Exchange of Rights for Common Stock

         At any time after any person or group becomes an Acquiring Person, the Board of Directors of the Company may exchange the Rights (except Rights which previously have been voided as described above), in whole or in part, at an exchange ratio of one Common Share (or, in certain circumstances, one Common Stock Equivalent) for each Right.

Adjustments to Exercise Price and Number of Rights/Common Shares

         The Exercise Price payable, the number of Common Shares or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares, (ii) upon the grant to all holders of the Common Shares of certain rights, options or warrants to subscribe for Common Shares or convertible securities at less than the current market price of the Common Shares, or (iii) upon the distribution to all holders of the Common Shares of evidences of indebtedness, stock (other than a dividend payable in Common Shares), assets or cash (excluding regular quarterly cash dividends) or of subscription rights, options or warrants (other than those referred to above).

         The number of outstanding Rights and the number of Common Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or in the event of subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

         With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price. No fractional Common Shares will be issued upon the exercise of any Right or Rights. In lieu of fractions of a share equal to one-half of a share or less, a cash payment will be made, as provided in the Rights Agreement. No Rights may be exercised that would entitle the holders to any fraction of a Common Share greater than one-half of a share unless concurrently therewith the holder purchases an additional fraction of a Common Share which, when added to the number of Common Shares to be received upon such exercise, equal a whole number of Common Shares, as provided in the Rights Agreement. If the holder does not purchase an additional fraction of a Common Share, a cash payment will be made, as provided in the Rights Agreement.

Redemption of Rights

         At any time prior to such time as any Person becomes an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.005 per Right, subject to adjustment (the "Redemption Price"). Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights (or at such later time as the Board of Directors may establish for the effectiveness of such redemption), the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

Shareholder Rights

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends by reason of ownership of the Rights.

Tax Implications

         While the distribution of the Rights will not be taxable to a shareholder or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable or exchangeable for shares of Common Stock.

Amendment

         The terms of the Rights may be amended by the Company and the Rights Agent at any time for any purpose, provided that following the Distribution Date the amendment may not materially adversely affect the interests of holders of Rights (other than the interests of an Acquiring Person).

Continuing Directors

         The Board of Directors of the Company has the exclusive power and authority to administer the Rights Agreement and to exercise all decisions on behalf of the Company provided in the Agreement. Actions by the Board of Directors shall require the affirmative vote of a majority of the Continuing Directors then in office. "Continuing Directors" means (i) any member of the Board who is not an Acquiring Person or an associate or affiliate of such person, or a representative or designee of an Acquiring Person or any such associate or affiliate, and was a member of the Board prior to February 1, 2001, or (ii) any person who subsequently becomes a member of the Board, who is not an Acquiring Person or an associate or affiliate of such person, or a representative or designee of any such person, if such person's nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors then in office.

Antitakeover Effects

         The Rights may have certain antitakeover effects. The Rights will cause a dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors. The Rights will not interfere with any merger or other business combination approved by the Board of Directors prior to the time the other party to the transaction becomes an Acquiring Person.

ITEM 2.  EXHIBITS

Number       Description

     1 Rights Agreement, dated as of February 1, 2001, between PrimeSource Corporation and American Stock Transfer & Trust Company, as Rights Agent.


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                        PrimeSource Corporation

Date:  April 6, 2001

                                                 By:      /s/ Barry C. Maulding
                                                           Barry C. Maulding
                                                           Vice President

                                  EXHIBIT INDEX

Number           Description

     1 Rights Agreement, dated as of February 1, 2001, between PrimeSource Corporation and American Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 4.1 to Form 8-K, File No. 0000-21750, dated February 9, 2001 and hereby incorporated by reference)